SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               Amendment No. 4 to the Second Amended and Restated
                                  Schedule 13D

                    Under the Securities Exchange Act of 1934


                              CARNIVAL CORPORATION
                                (Name of Issuer)

                      Class A Common Stock ($.01 par value)
                         (Title of Class of Securities)

                                   143658 10 2
                                 (CUSIP Number)

                               Arnaldo Perez, Esq.
                                 General Counsel
                              Carnival Corporation
                              3655 N.W. 87th Avenue
                            Miami, Florida 33178-2428
                                 (305) 599-2600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

   December 31, 1997, January 12, 1998, February 2, 1998 and February 12, 1998
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     TAMMS INVESTMENT COMPANY, LIMITED PARTNERSHIP
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    1,826,583.34
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  1,826,583.34
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -0-
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  1,826,583.34
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   0.6%
                                                        ---------

(14)  Type of Reporting Person    OO
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     TAMMS MANAGEMENT CORPORATION
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    1,826,583.34
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  182,658
Person With                                   -------------------
                  (10)  Shared Dispositive Power  1,643,925.34
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  1,826,583.34
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   0.6%
                                                        ---------

(14)  Type of Reporting Person    CO
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     TED ARISON
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Israel
                                         ------------------------

Number of          (7)  Sole Voting Power    55,693,016
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  55,693,016
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -0-
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  55,693,016
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [X]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   18.7%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     THE CONTINUED TRUST FOR MICHAEL ARISON
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    2,000,000
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  2,000,000
Person With                                   -------------------
                  (10)  Shared Dispositive Power  379,504.68
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  2,379,504.68
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   0.8%
                                                        ---------

(14)  Type of Reporting Person    OO
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     THE SHARI ARISON IRREVOCABLE GUERNSEY TRUST
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Guernsey, Channel Islands
                                         ------------------------

Number of          (7)  Sole Voting Power    -0-
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -0-
Person With                                   -------------------
                  (10)  Shared Dispositive Power  3,551,354
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  3,551,354
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   1.2%
                                                        ---------

(14)  Type of Reporting Person    OO
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     THE CONTINUED TRUST FOR SHARI ARISON DORSMAN
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    2,000,000
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  2,000,000
Person With                                   -------------------
                  (10)  Shared Dispositive Power  379,504.66
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  2,379,504.66
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   0.8%
                                                        ---------

(14)  Type of Reporting Person    OO
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     THE TED ARISON 1994 IRREVOCABLE TRUST FOR SHARI NO. 1
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Jersey, Channel Islands
                                         ------------------------

Number of          (7)  Sole Voting Power    -0-
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -0-
Person With                                   -------------------
                  (10)  Shared Dispositive Power  15,042,858
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  15,042,858
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   5.1%
                                                        ---------

(14)  Type of Reporting Person    OO
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     SHARI ARISON
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States and Israel
                                         ------------------------

Number of          (7)  Sole Voting Power    3,000,000
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -0-
Person With                                   -------------------
                  (10)  Shared Dispositive Power  3,000,000
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  3,000,000
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   1.0%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     THE MARILYN B. ARISON IRREVOCABLE DELAWARE TRUST
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    1,200,000
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  1,200,000
Person With                                   -------------------
                  (10)  Shared Dispositive Power  500,000
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  1,700,000
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   0.6%
                                                        ---------

(14)  Type of Reporting Person    OO
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     MARILYN B. ARISON
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States and Israel
                                         ------------------------

Number of          (7)  Sole Voting Power    516,220
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  516,220
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -0-
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  516,220
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [X]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   0.2%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     MBA I LLC
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    1,200,000
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  1,200,000
Person With                                   -------------------
                  (10)  Shared Dispositive Power  500,000
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  1,700,000
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   0.6%
                                                        ---------

(14)  Type of Reporting Person    OO
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     THE CONTINUED TRUST FOR MICKY ARISON
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    979,504.66
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  979,504.66
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -0-
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  979,504.66
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   0.3%
                                                        ---------

(14)  Type of Reporting Person    OO
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     THE MICKY ARISON 1997 HOLDINGS TRUST
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    -0-
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   3,281,354
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  3,281,354
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -0-
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  3,281,254
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   1.1%
                                                        ---------

(14)  Type of Reporting Person    OO
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     MA 1997 HOLDINGS, L.P.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    -0-
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   3,281,354
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  3,281,354
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -0-
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  3,281,354
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   1.1%
                                                        ---------

(14)  Type of Reporting Person    PN
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     MA 1997 HOLDINGS, INC.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    -0-
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   3,281,354
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  3,281,354
Person With                                   -------------------
                  (10)  Shared Dispositive Power  -0-
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  3,281,354
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   1.1%
                                                        ---------

(14)  Type of Reporting Person    CO
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     THE MICKY ARISON 1994 "B" TRUST
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    -0-
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   54,057,142
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -0-
Person With                                   -------------------
                  (10)  Shared Dispositive Power  54,057,142
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  54,057,142
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   18.2%
                                                        ---------

(14)  Type of Reporting Person    OO
                              -----------------------------------

CUSIP No.  143658 10 2

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     MA 1994 B SHARES, L.P.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    -0-
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   54,057,142
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -0-
Person With                                   -------------------
                  (10)  Shared Dispositive Power  54,057,142
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  54,057,142
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   18.2%
                                                        ---------

(14)  Type of Reporting Person    PN
                              -----------------------------------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     MA 1994 B SHARES, INC.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    -0-
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   54,057,142
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -0-
Person With                                   -------------------
                  (10)  Shared Dispositive Power  54,057,142
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  54,057,142
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   18.2%
                                                        ---------

(14)  Type of Reporting Person    CO
                              -----------------------------------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     MICKY ARISON
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States
                                         ------------------------

Number of          (7)  Sole Voting Power    600,000
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   54,338,496
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  600,000
Person With                                   -------------------
                  (10)  Shared Dispositive Power  54,057,142
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  57,938,496
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [X]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   19.5%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     A.H.W. LIMITED
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Guernsey, Channel Islands
                                         ------------------------

Number of          (7)  Sole Voting Power    -0-
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -0-
Person With                                   -------------------
                  (10)  Shared Dispositive Power  3,551,354
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  3,551,354
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   1.2%
                                                        ---------

(14)  Type of Reporting Person    CO
                              -----------------------------------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     ANDREW H. WEINSTEIN
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States
                                         ------------------------

Number of          (7)  Sole Voting Power    15,042,858
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   7,438,514
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -0-
Person With                                   -------------------
                  (10)  Shared Dispositive Power  26,032,726
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  26,032,726
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   8.8%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     TAF MANAGEMENT COMPANY
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    -0-
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   7,438,514
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -0-
Person With                                   -------------------
                  (10)  Shared Dispositive Power  7,438,514
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  7,438,514
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   2.5%
                                                        ---------

(14)  Type of Reporting Person    CO
                              -----------------------------------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     KENTISH LIMITED
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Isle of Man, United Kingdom
                                         ------------------------

Number of          (7)  Sole Voting Power    15,042,858
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   -0-
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  -0-
Person With                                   -------------------
                  (10)  Shared Dispositive Power  15,042,858
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  15,042,858
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   5.1%
                                                        ---------

(14)  Type of Reporting Person    CO
                              -----------------------------------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     JMD DELAWARE, INC.
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   Delaware
                                         ------------------------

Number of          (7)  Sole Voting Power    -0-
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   57,338,496
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  3,281,354
Person With                                   -------------------
                  (10)  Shared Dispositive Power  54,057,142
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  57,338,496
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   19.2%
                                                        ---------

(14)  Type of Reporting Person    CO
                              -----------------------------------

(1)  Name of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
     JAMES M. DUBIN
     ------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group
     (a)                   (b)     X
        -----------------     -----------------------------------

(3)  SEC Use Only

(4)  Source of Funds  Not Applicable
                    ---------------------------------------------

(5)  Check if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e) [ ]
                                   ------------------------------

(6)  Citizenship or Place of Organization   United States
                                         ------------------------

Number of          (7)  Sole Voting Power    -0-
Shares Bene-                             ------------------------
ficially           (8)  Shared Voting Power   57,338,496
Owned by Each                              ----------------------
Reporting          (9)  Sole Dispositive Power  3,281,354
Person With                                   -------------------
                  (10)  Shared Dispositive Power  54,057,142
                                                -----------------

(11)  Aggregate Amount Beneficially Owned by Each Reporting
      Person  57,338,496
            -----------------------------------------------------

(12)  Check if the Aggregate Amount in Row (11) Excludes Certain
      Shares  [ ]
            -----------------------------------------------------

(13)  Percent of Class Represented by Amount in Row (11)   19.2%
                                                        ---------

(14)  Type of Reporting Person    IN
                              -----------------------------------

                  The Second Amended and Restated Joint Statement on Schedule 13D, dated April 23, 1996, as amended (the "Schedule 13D"), of TAMMS L.P., TAMMS Corp., Ted Arison, the Michael Arison Continued Trust, the Shari Arison Guernsey Trust, the Shari Arison Continued Trust, the Shari Arison Trust No. 1, Shari Arison, the Marilyn Arison Delaware Trust, Marilyn B. Arison, MBA I LLC, the Micky Arison Continued Trust, the Micky Arison Trust, the B Trust, JMD Delaware, James M. Dubin, Micky Arison, A.H.W. Limited, Andrew H. Weinstein, TAF Management and Kentish Limited is hereby amended as follows:


Item 2.           Identity and Background

                  Item 2 is hereby amended by the addition thereto of the following:

                  "The Micky Arison 1997 Holdings Trust (the "MA 1997 Trust") is hereby added as a Reporting Person to the Schedule 13D. The MA 1997 Trust is a Delaware trust formed for the benefit of Micky Arison and his heirs. The business address of the MA 1997 Trust is P.O. Box 1347, 1201 N. Market Street, Wilmington, Delaware 19899-1347. The sole trustee of the MA 1997 Trust is JMD Delaware, a Delaware corporation whose principal purpose is to serve as trustee for certain trusts established for the benefit of members of the Arison family.

                  MA 1997 Holdings, L.P. ("MA 1997, L.P.") is hereby added as a Reporting Person to the Schedule 13D. MA 1997, L.P. is a Delaware limited partnership whose principal purpose is to hold and manage the investments previously held directly by Micky Arison and the Micky Arison Trust. The business address of MA 1997, L.P. is 1201 North Market Street, Wilmington, Delaware 19899. The sole limited partner of MA 1997, L.P. is the MA 1997 Trust. The general partner of MA 1997, L.P. is MA 1997 Holdings, Inc. ("MA 1997, Inc."), a Delaware corporation which is wholly owned by the MA 1997 Trust.

                  MA 1997, Inc. is hereby added as a Reporting Person to the
Schedule 13D. MA 1997, Inc. is a Delaware corporation whose principal purpose is to serve as the general partner for MA 1997, L.P. The business address of MA 1997, Inc. is 1201 North Market Street, Wilmington, Delaware 19899.

                  The executive officers of MA 1997, Inc. are: James M. Dubin, Chairman and President; Jonathan R. Bell, Vice President and Treasurer; Denison
H. Hatch, Jr., Vice President and Secretary; Johannes R. Krahmer, Vice President and Assistant Treasurer; and Walter C. Tuthill, Vice President. The directors of MA 1997, Inc. are James M. Dubin, Denison H. Hatch, Jr. and Walter C. Tuthill. The sole stockholder of MA 1997, Inc. is the MA 1997 Trust. Each of Messrs. Dubin and Bell is an Attorney-at-Law at Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019. Each of Messrs. Hatch, Krahmer and Tuthill is an Attorney-at-Law at Morris, Nichols, Arsht & Tunnell, P.O. Box 1347, 1201 N. Market Street, Wilmington, Delaware 19899-1347. Each of

Messrs. Dubin, Bell, Hatch, Krahmer and Tuthill is a United States citizen. MA 1997, Inc. is the general partner of MA 1997, L.P.

                  MA 1994 B Shares, L.P. ("B Shares, L.P.") is hereby added as a Reporting Person to the Schedule 13D. B Shares, L.P. is a Delaware limited partnership whose principal purpose is to hold and manage the investments previously held directly by the B Trust. The business address of B Shares, L.P. is 1201 North Market Street, Wilmington, Delaware 19899. The sole limited partner of B Shares, L.P. is the B Trust. The general partner of B Shares, L.P. is MA 1994 B Shares, Inc., a Delaware corporation which is wholly owned by the B Trust ("B Shares, Inc.").

                  B Shares, Inc. is hereby added as a Reporting Person to the
Schedule 13D. B Shares, Inc. is a Delaware corporation whose principal purpose is to serve as the general partner of B Shares, L.P. The business address of B Shares, Inc. is P.O. Box 1347, 1201 North Market Street, Wilmington, Delaware 19899-1347.

                  The executive officers of B Shares, Inc. are: James M. Dubin, Chairman and President; Jonathan R. Bell, Vice President and Treasurer; Denison
H. Hatch, Jr., Vice President and Secretary; Johannes R. Krahmer, Vice President and Assistant Treasurer; and Walter C. Tuthill, Vice President. The directors of B Shares, Inc. are James M. Dubin, Denison H. Hatch, Jr. and Walter C. Tuthill. The sole stockholder of B Shares, Inc. is the B Trust. Each of Messrs. Dubin and Bell is an Attorney-at-Law at Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019. Each of Messrs. Hatch, Krahmer and Tuthill is an Attorney-at-Law at Morris, Nichols, Arsht & Tunnell, P.O. Box 1347, 1201 N. Market Street, Wilmington, Delaware 19899-1347. Each of Messrs. Dubin, Bell, Hatch, Krahmer and Tuthill is a United States citizen. B Shares, Inc. is the general partner of B Shares, L.P."


Item 4.           Purpose of Transaction.

                  Item 4 is hereby amended by the addition thereto of the following:

                  "Since the last report, the Reporting Persons have restructured their aggregate holdings with respect to 58,238,496 shares of Class A Common Stock, acquired 30,000 shares of Class A Common Stock and sold 900,000 shares of Class A Common Stock. This was accomplished by: (a) the contribution by JMD Delaware, as Trustee of the Micky Arison Trust, of 3,251,354 shares of Class A Common Stock to MA 1997, L.P., on December 31, 1997; (b) the contribution by JMD Delaware, as Trustee of the B Trust, of 54,957,142 shares of Class A Common Stock to B Shares, L.P. on December 31, 1997; (c) the acquisition of 30,000 shares of Class A Common Stock by Micky Arison on January 12, 1998 and the subsequent transfer of such shares to MA 1997, L.P. on February 2, 1998; and
(d) the sale by B Shares, L.P. of 900,000 shares of Class A Common Stock at $57 per share in a transaction pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") on February 12, 1998.

                  The transfers of shares by the Reporting Persons in the December-- February Transactions (as defined below in "Interests in Securities of the Issuer") were effected for certain estate planning, investment and other related purposes.

                  None of the Reporting Persons has any current plans to change the management or operations of the Issuer."


Item 5.           Interest in Securities of the Issuer.

                  Item 5 is hereby amended by the addition thereto of the following:

                  "On December 31, 1997, JMD Delaware, as Trustee of the Micky Arison Trust, contributed 3,251,354 shares of Class A Common Stock to MA 1997, L.P.

                  On December 31, 1997, JMD Delaware, as Trustee of the B Trust, contributed 54,957,142 shares of Class A Common Stock to B Shares, L.P.

                  On January 12, 1998, Micky Arison was granted 30,000 shares of Class A Common Stock pursuant to the Issuer's 1993 Restricted Stock Plan, which he then contributed to MA 1997, L.P. on February 2, 1998.

                  On February 12, 1998, B Shares, L.P. sold 900,000 shares of Class A Common Stock at $57 per share in a transaction pursuant to Rule 144 under the Securities Act.

                  The foregoing transactions are referred to herein as the "December--February Transactions."

                  Following the December--February Transactions, the MA 1997 Trust beneficially owns 3,281,354 shares of Class A Common Stock (approximately 1.1% of the total number of shares of Class A Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 1997 to be outstanding as of October 10, 1997), by virtue of being the sole stockholder of MA 1997, Inc. The MA 1997 Trust has shared voting power and sole dispositive power with respect to all such shares of Class A Common Stock.

                  Following the December--February Transactions, MA 1997, L.P. beneficially owns an aggregate of 3,281,354 shares of Class A Common Stock (approximately 1.1% of the total number of shares of Class A Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 1997 to be outstanding as of October 10, 1997), all of which it holds directly.

MA 1997, L.P. has shared voting and sole dispositive power with respect to all such shares of Class A Common Stock that it holds directly.

                  Following the December--February Transactions, MA 1997, Inc. beneficially owns an aggregate of 3,281,354 shares of Class A Common Stock (approximately 1.1% of the total number of shares of Class A Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 1997 to be outstanding as of October 10, 1997), by virtue of being the general partner of MA 1997, L.P. MA 1997, Inc. has shared voting and sole dispositive power with respect to all such shares of Class A Common Stock.

                  Following the December--February Transactions, the B Trust beneficially owns 54,057,142 shares of Class A Common Stock (approximately 18.2% of the total number of shares of Class A Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 1997 to be outstanding as of October 10, 1997), by virtue of being the sole stockholder of B Shares, Inc. The B Trust has shared voting power and dispositive power with respect to all such shares of Class A Common Stock held by B Shares, L.P.

                  Following the December--February Transactions, B Shares, L.P. beneficially owns an aggregate of 54,057,142 shares of Class A Common Stock (approximately 18.2% of the total number of shares of Class A Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 1997 to be outstanding as of October 10, 1997), which its holds directly. B Shares, L.P. has shared voting and dispositive power with respect to all such shares of Class A Common Stock.

                  Following the December--February Transactions, B Shares, Inc. beneficially owns an aggregate of 54,057,142 shares of Class A Common Stock (approximately 18.2% of the total number of shares of Class A Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 1997 to be outstanding as of October 10, 1997), by virtue of being the general partner of B Shares, L.P. B Shares, Inc. has shared voting and dispositive power with respect to all such shares of Class A Common Stock.

                  Following the December--February Transactions, Micky Arison beneficially owns an aggregate of 57,938,496 shares of Class A Common Stock (approximately 19.5% of the total number of shares of Class A Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 1997 to be outstanding as of October 10, 1997), 600,000 shares of which are underlying vested options which he holds directly, 3,281,354 shares with respect to which he has a beneficial interest by virtue of the interest and authority granted to him under the trust instrument for the MA 1997 Trust and 54,057,142 shares with respect to which he has a beneficial interest by virtue of the interest and authority granted to him under the trust instrument for the B Trust. Micky Arison shares voting power with respect to the 3,281,354 shares of Class A Common Stock indirectly held by the MA 1997 Trust and shares voting and dispositive power with respect to the 54,057,142 shares of Class A Common Stock indirectly held by the B Trust.

                  Because of his status as President and Treasurer of TAMMS Corp., Micky Arison may be deemed to share voting power with respect to the 1,826,583.34 shares of Class A Common Stock beneficially owned by TAMMS L.P. Micky Arison disclaims beneficial ownership of the 1,826,583.34 shares of Class A Common Stock owned by TAMMS L.P. which are beneficially owned by the partners of TAMMS L.P. Accordingly, Micky Arison has not reported beneficial ownership of any of the shares of Class A Common Stock held by TAMMS L.P.

                  Following the December--February Transactions, JMD Delaware beneficially owns an aggregate of 57,338,496 shares of Class A Common Stock (approximately 19.3% of the total number of shares of Class A Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 1997 to be outstanding as of October 10, 1997), by virtue of being the trustee of the 1997 MA Trust and the B Trust. JMD Delaware may be deemed to have shared voting and sole dispositive power with respect to the 3,281,354 shares of Class A Common Stock indirectly held by the MA 1997 Trust and shared voting and dispositive power with respect to the 54,057,142 shares of Class A Common Stock indirectly held by the B Trust. JMD Delaware disclaims beneficial ownership of all such shares of Class A Common Stock.

                  Following the December--February Transactions, James M. Dubin beneficially owns an aggregate of 57,338,496 shares of Class A Common Stock (approximately 19.3% of the total number of shares of Class A Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 1997 to be outstanding as of October 10, 1997), by virtue of being the sole shareholder of JMD Delaware, the trustee of the MA 1997 Trust and the B Trust. Mr. Dubin may be deemed to have shared voting and sole dispositive power with respect to the 3,281,354 shares of Class A Common Stock indirectly held by the MA 1997 Trust and shared voting and dispositive power with respect to the 54,057,142 shares of Class A Common Stock indirectly held by the B Trust. Mr. Dubin disclaims beneficial ownership of all such shares of Class A Common Stock.

                  The Reporting Persons, as a group, beneficially own an aggregate of 139,680,458 shares of Class A Common Stock (approximately 47.0% of the total number of shares of Class A Common Stock reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ending August 31, 1997 to be outstanding as of October 10, 1997). The Reporting Persons, as a group, have sole voting and dispositive power over such shares of Class A Common Stock.

                  Other than the Reporting Persons, no person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of these shares of Class A Common Stock.

                  Except for the December--February Transactions, the Reporting Persons have effected no transactions in shares of Class A Common Stock during the past 60 days."


Item 7.           Material to be Filed as Exhibits.

                  Item 7 is hereby amended by the addition thereto of the following:

Exhibit 13 Joint Filing Agreement, dated as of February 16, 1998, among TAMMS L.P., TAMMS Corp., Ted Arison, the Michael Arison Continued Trust, the Shari Arison Irrevocable Trust, the Shari Arison Continued Trust, the Shari Arison Trust No. 1, Shari Arison, the Marilyn Arison Delaware Trust, Marilyn B. Arison, MBA I LLC, the Micky Arison Continued Trust, the MA 1997 Trust, MA 1997, L.P., MA 1997, Inc., the B Trust, B Shares, L.P., B Shares, Inc., Micky Arison, A.H.W. Limited, Andrew H. Weinstein, TAF Management, Kentish Limited, JMD Delaware and James M. Dubin.

                                   Signatures
                                   ----------

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1998


                                        TAMMS INVESTMENT COMPANY,
                                        LIMITED PARTNERSHIP

                                        By:  TAMMS MANAGEMENT
                                             CORPORATION, MANAGING
                                             GENERAL PARTNER

                                        By: /s/ Micky Arison
                                        --------------------
                                        Micky Arison, President


                                        TAMMS MANAGEMENT
                                        CORPORATION

                                        By: /s/ Micky Arison
                                        --------------------
                                        Micky Arison, President

                                        /s/ Ted Arison
                                        --------------
                                        Ted Arison


                                        CONTINUED TRUST FOR MICHAEL
                                        ARISON, TAF MANAGEMENT
                                        COMPANY, TRUSTEE

                                        By: /s/ Denison H. Hatch, Jr.
                                        -----------------------------
                                        Denison H. Hatch, Jr.
                                        Secretary and Treasurer
                                        of Corporate Trustee


                                        SHARI ARISON IRREVOCABLE
                                        GUERNSEY TRUST, A.H.W.
                                        LIMITED, TRUSTEE

                                        By: /s/ R.J. Banfield
                                        ---------------------
                                        R.J. Banfield, Director

                                        CONTINUED TRUST FOR SHARI
                                        ARISON DORSMAN, TAF
                                        MANAGEMENT COMPANY,
                                        TRUSTEE

                                        By: /s/ Denison H. Hatch, Jr.
                                        -----------------------------
                                        Denison H. Hatch, Jr.
                                        Secretary and Treasurer
                                        of Corporate Trustee









                                        TED ARISON 1994 IRREVOCABLE
                                        TRUST FOR SHARI NO. 1,
                                        CITITRUST (JERSEY) LIMITED,
                                        TRUSTEE

                                        By: /s/ Debbie Masters  /s/ Rob Vincent
                                        ---------------------------------------
                                        Debbie Masters, Director
                                        Rob Vincent, Asst. Secretary

                                        /s/ Shari Arison
                                        ----------------
                                        Shari Arison

                                        MARILYN B. ARISON IRREVOCABLE DELAWARE
                                        TRUST, TAF MANAGEMENT COMPANY,
                                        TRUSTEE

                                        By: /s/ Denison H. Hatch, Jr.
                                        -----------------------------
                                        Denison H. Hatch, Jr.
                                        Secretary and Treasurer
                                        of Corporate Trustee

                                        /s/ Marilyn Arison
                                        ----------------
                                        Marilyn Arison

                                        MBA I LLC

                                        By: /s/ Denison H. Hatch, Jr.
                                        -----------------------------
                                        Denison H. Hatch, Jr.
                                        Secretary and Treasurer
                                        of Corporate Trustee


                                        CONTINUED TRUST FOR MICKY
                                        ARISON, TAF MANAGEMENT
                                        COMPANY, TRUSTEE

                                        By: /s/ Denison H. Hatch, Jr.
                                        -----------------------------
                                        Denison H. Hatch, Jr.
                                        Secretary and Treasurer
                                        of Corporate Trustee


                                        MICKY ARISON 1997 HOLDINGS
                                        TRUST, JMD DELAWARE, INC.,
                                        TRUSTEE

                                        By: /s/ Denison H. Hatch, Jr.
                                        -----------------------------
                                        Denison H. Hatch, Jr.
                                        Secretary of Corporate Trustee


                                        MA 1997 HOLDINGS, L.P., MA 1997
                                        HOLDINGS, INC., GENERAL
                                        PARTNER

                                        By: /s/ Denison H. Hatch, Jr.
                                        -----------------------------
                                        Denison H. Hatch, Jr.
                                        Secretary


                                        MA 1997 HOLDINGS, INC.

                                        By: /s/ Denison H. Hatch, Jr.
                                        -----------------------------
                                        Denison H. Hatch, Jr.
                                        Secretary


                                        MICKY ARISON 1994 "B" TRUST,
                                        JMD DELAWARE, INC., TRUSTEE

                                        By: /s/ Denison H. Hatch, Jr.
                                        -----------------------------
                                        Denison H. Hatch, Jr.
                                        Secretary of Corporate Trustee

                                        /s/ Micky Arison
                                        ----------------
                                        Micky Arison


                                        MA 1994 B SHARES, L.P., MA 1994 B
                                        SHARES, INC., GENERAL PARTNER

                                        By: /s/ Denison H. Hatch, Jr.
                                        -----------------------------
                                        Denison H. Hatch, Jr.
                                        Secretary


                                        MA 1994 B SHARES, INC.

                                        By: /s/ Denison H. Hatch, Jr.
                                        -----------------------------
                                        Denison H. Hatch, Jr.
                                        Secretary


                                        A.H.W. LIMITED

                                        By: /s/ R.J. Banfield
                                        ---------------------
                                        R.J. Banfield, Director


                                        /s/ Andrew H. Weinstein
                                        -----------------------
                                        Andrew H. Weinstein


                                        TAF MANAGEMENT COMPANY

                                        By: /s/ Denison H. Hatch, Jr.
                                        -----------------------------
                                        Denison H. Hatch, Jr.
                                        Secretary and Treasurer

                                        KENTISH LIMITED

                                        By: /s/ Philip Scales
                                        ---------------------
                                        Philip Scales


                                        JMD DELAWARE, INC.

                                        By: /s/ Denison H. Hatch, Jr.
                                        -----------------------------
                                        Denison H. Hatch, Jr.
                                        Secretary


                                        /s/ James M. Dubin
                                        ------------------
                                        James M. Dubin

                                INDEX TO EXHIBITS
                                -----------------


Exhibits
--------

   13 Joint Filing Agreement, dated as of February 16, 1998, among TAMMS L.P., TAMMS Corp., Ted
                     Arison, the Michael Arison Continued Trust, the Shari Arison Irrevocable Trust, the Shari Arison Continued Trust, the Shari Arison Trust No. 1, Shari Arison, the Marilyn Arison Delaware Trust, Marilyn B. Arison, MBA I LLC, the Micky Arison Continued Trust, the MA 1997 Trust, MA 1997, L.P., MA 1997, Inc., the B Trust, B Shares, L.P., B Shares, Inc., Micky Arison, A.H.W. Limited, Andrew H. Weinstein, TAF Management, Kentish Limited, JMD Delaware and James M. Dubin.